Exhibit 99.1

Bitstream Inc. Reports Second Quarter Results for 2009

The Company reported second quarter revenue of $5,249,000 and net income of $319,000 or $0.03 per diluted share.

CAMBRIDGE, MA—(Business Wire)—August 11, 2009—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue decreased by $1,269,000 or 19% to $5,249,000 for the three months ended June 30, 2009 as compared to total revenue of $6,518,000 for the three months ended June 30, 2008. Total revenue for the three months ended June 30, 2009 increased by $248,000 or 5.0% as compared to total revenue of $5,001,000 for the three months ended March 31, 2009. The Company’s cash and cash equivalents at June 30, 2009 totaled $17,067,000, an increase of $10,000 from a balance of $17,057,000 at March 31, 2009.

“We are pleased to report that during the second quarter of 2009 we increased our gross profit by $255,000 and decreased our operating expenses by $269,000 as compared to the first quarter of 2009 resulting in income from operations increasing $524,000 for the three months ended June 30, 2009 to $358,000 as compared to a loss from operations of $(166,000) for the three months ended March 31, 2009,” said Anna M. Chagnon, President and Chief Executive Officer. “Although our revenue continues to be affected by global economic concerns and longer corporate sales cycles, we remain optimistic about our ability to drive future revenue growth given the growing demand for many of our products and the opportunities we see to generate additional revenue by licensing our new Bolt Browser.”

GAAP Results

Our income from operations decreased $434,000 or 55% to $358,000 for the three months ended June 30, 2009 as compared to $792,000 for the three months ended June 30, 2008. Net income decreased $494,000 or 61% to $319,000 or $0.03 per diluted share for the three months ended June 30, 2009 as compared to net income of $813,000 or $0.08 per diluted share for the three months ended June 30, 2008.

Non-GAAP Results

Our income from operations, not including the effect of stock-based compensation expense, decreased $416,000 or 42% to $564,000 for the three months ended June 30, 2009 as compared to $980,000 for the three months ended June 30, 2008. Net income, not including the effect of stock-based compensation expense, decreased $476,000 or 48% to $525,000 or $0.05 per diluted share for the three months ended June 30, 2009 as compared to net income of $1,001,000 or $0.10 per diluted share for the three months ended June 30, 2008.

A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, August 11, 2009 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended June 30, 2009:

•	Domestic Dial-in number: 1-866-793-1306

•	International Dial-in number: 1-703-639-1308

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through August 21, 2009 (access code): 1386834

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2008.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream, please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Software license	$4,084	$5,215	$7,849	$10,341
Services	1,165	1,303	2,401	2,546

Total revenue	5,249	6,518	10,250	12,887

Cost of revenue:
Software license	1,602	1,845	3,167	3,859
Services	539	603	1,122	1,184

Total cost of revenue	2,141	2,448	4,289	5,043

Gross profit	3,108	4,070	5,961	7,844

Operating expenses:
Marketing and selling	874	1,244	1,907	2,379
Research and development	1,193	1,322	2,407	2,714
General and administrative	683	712	1,455	1,359

Total operating expenses	2,750	3,278	5,769	6,452

Operating income	358	792	192	1,392

Interest and other income, net	16	34	35	130

Income before provision for income taxes	374	826	227	1,522
Provision for income taxes	55	13	61	50

Net income	$319	$813	$166	$1,472

Basic net earnings per share	$0.03	$0.08	$0.02	$0.15

Diluted net earnings per share	$0.03	$0.08	$0.02	$0.14

Basic weighted average shares outstanding	9,786	9,585	9,755	9,796

Diluted weighted average shares outstanding	10,152	10,304	10,140	10,543

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	June 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$17,067	$16,162
Accounts receivable, net	1,697	1,827
Prepaid expenses and other current assets	377	527
Restricted cash	150	150

Total current assets	19,291	18,666

Property and equipment, net	305	427

Other assets:
Goodwill	727	727
Restricted cash, long-term	136	—
Intangible assets	74	81

Total other assets	937	808

Total assets	$20,533	$19,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,408	$832
Accrued payroll and other compensation	601	1,057
Other accrued expenses	485	583
Deferred revenue	1,579	1,937

Total current liabilities	4,073	4,409

Total liabilities	4,073	4,409

Total stockholders’ equity	16,460	15,492

Total liabilities and stockholders’ equity	$20,533	$19,901

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended June 30,
	2009	2008

GAAP operating income	$358	$792
SFAS 123R stock-based compensation	206	188

Non-GAAP operating income	$564	$980

GAAP net income	$319	$813
SFAS 123R stock-based compensation	206	188

Non-GAAP net income	$525	$1,001

Diluted net income per share:

GAAP net income	$0.03	$0.08
SFAS 123R stock-based compensation	0.02	0.02

Non-GAAP net income	$0.05	$0.10

Shares used to compute diluted GAAP net income per share	9,786	9,585

Shares used to compute diluted Non-GAAP net income per share	10,152	10,304